UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

BAKBONE SOFTWARE INCORPORATED

(Exact name of registrant as specified in its charter)

Canada	000-12230	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10145 Pacific Heights Boulevard, Suite 500 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 450-9009

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 17, 2004, BakBone Software Incorporated (the “Company”) and its management concluded that certain of the Company’s previously issued financial statements must be restated because they contain an error in the calculation of a non-cash beneficial conversion feature recorded in connection with the issuance of the Company’s Series A Convertible Preferred Stock in July 2003 (the “Preferred Stock”). The beneficial conversion feature amount should be calculated based on the difference between the conversion price of the Preferred Stock and the fair value of the common stock into which the Preferred Stock is convertible (the “Intrinsic Value”). The Company and KPMG LLP (“KPMG”), the Company’s former independent registered public accounting firm, have agreed that the calculation of the beneficial conversion feature contained an error, requiring restatement, as discussed herein. The amount of the beneficial conversion feature should have been determined based on the date the Company received shareholder approval for the issuance of the Preferred Stock (the “Measurement Date”), as opposed to the date the Company formally entered into the Preferred Stock financing arrangement with the preferred shareholder. In addition, the amount of the beneficial conversion feature should be based on the Intrinsic Value on the Measurement Date, as opposed to basing the amount on an allocation method that effectively allocated the Intrinsic Value between the Preferred Stock and the underlying beneficial conversion feature. The original beneficial conversion feature amount calculated and recorded by the Company was approximately $7.2 million. The Company estimates that the corrected calculation will result in an amount of approximately $13.6 million. The non-cash beneficial conversion feature appears after net loss on the Company’s statement of operations and the adjustment described herein will be reflected as an increase in the net loss attributable to common shareholders and net loss per common share in the second quarter and full year of fiscal 2004. The impact of the adjustment on the Company’s balance sheet will be to increase, by an identical amount, both share capital and accumulated deficit. As such, there will be no net impact to total shareholders’ equity as previously reported.

The sole impact to the interim financial statements for the three months ended June 30, 2004 is anticipated to be the restatement of the balance sheet contained therein. The previously issued financial statements of the Company that must be restated as a result of the error described above and that should no longer be relied upon are its audited financial statements for the fiscal year ended March 31, 2004 and the Company’s unaudited financial statements for the three months ended June 30, 2004. The Company will file amended periodic reports, including restated financial statements, with the Securities and Exchange Commission.

On December 17, 2004, KPMG advised the Company it believes that revenue recognized during the first fiscal quarter ended June 30, 2004, the final quarter reviewed by KPMG in its capacity as the Company’s independent auditor, was recorded in error and that as a result the previously issued financial statements for the first fiscal quarter should no longer be relied upon. The revenue amount recorded by the Company related to a single end user contract and was recognized upon the execution of a contract amendment with the end user customer in April 2004. KPMG has advised the Company that it believes the related amount should have been recorded in deferred revenue on the Company’s balance sheet as of June 30, 2004. The Company has not completed its assessment of the revenue recognition on the related amount which is estimated to not exceed $500,000.

The Company is currently determining whether there will need to be any further adjustments to its previously issued financial statements.

The Company’s management discussed the matters disclosed in this filing with its audit committee, as well as both KPMG and Deloitte & Touche LLP, the Company’s current independent registered public accounting firm. KPMG has also met with the Company’s audit committee to discuss these matters. The Company has provided a copy of the foregoing disclosure to KPMG and has requested KPMG furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made above by the Company. A copy of the letter from KPMG, dated December 23, 2004, is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

On December 23, 2004, we issued a press release regarding the above matters. The press release is filed with this report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

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Item 9.01(c) Financial Statements and Exhibits.

99.1	Letter from KPMG LLP, the Company’s former independent registered public accounting firm, dated December 23, 2004.

99.2	Press release of BakBone Software Incorporated dated December 23, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKBONE SOFTWARE INCORPORATED
(Registrant)

Date: December 23, 2004

	By:	/s/ John Fitzgerald
John Fitzgerald
Chief Financial Officer

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